SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 155 Federal Street, Boston, Massachusetts (the “Trust”) and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut (the “Advisor”).

RECITALS

The Trust and Advisor entered into an Investment Advisory Agreement effective as of May 1, 2006 (collectively, the “Agreement”), pursuant to which the Advisor agreed to provide certain investment advisory and related services to the Trust.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1. Schedule A-1 of the Agreement is hereby amended in order to reflect that the Advisor shall be compensated for its services in connection with each Series in accordance with the rates set forth in Schedule A-2.

2. Except as herein above and herein before modified, all other terms and conditions set forth in the Agreement shall be and remain in full force and effect. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their undersigned duly elected officers as of this the 22nd day of June 2009.

THE PHOENIX EDGE SERIES FUND

By:	/s/ Kathleen A. McGah
Name:	Kathleen A. McGah
Title:	Vice President and Secretary

PHOENIX VARIABLE ADVISORS, INC.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Secretary

SCHEDULE A-2

Series	Annual Investment Advisory Fee
Phoenix Dynamic Asset Allocation Series: Aggressive Growth	0.15%
Phoenix Dynamic Asset Allocation Series: Growth	0.15%
Phoenix Dynamic Asset Allocation Series: Moderate	0.15%
Phoenix Dynamic Asset Allocation Series: Moderate Growth	0.15%

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